Exhibit 99.1

PRESS RELEASE

SRI SURGICAL REPORTS

FIRST QUARTER FINANCIAL RESULTS

TAMPA, FL— Monday, May 9, 2005 — SRI/Surgical Express, Inc. (Nasdaq: STRC) announces revenues of $23.3 million for its quarter ended March 31, 2005, compared to $23.9 million for its quarter ended March 31, 2004. Net income was $65,000 for the 2005 first quarter compared to $125,000 for the 2004 first quarter. Per share net income for the 2005 first quarter was $0.01 per basic and diluted share compared to per share net income of $0.02 per basic and diluted share for the 2004 first quarter. Operating results included 69 business days in the 2004 first quarter and 65 business days in the 2005 first quarter.

Gross profit for the first quarter was up 0.4% over the prior year due to efficiencies achieved through technology and production cost savings. SRI Surgical also generated net cash provided by operating activities of $2.5 million for the 2005 first quarter as compared to $0.4 million for the 2004 first quarter.

SRI Surgical has signed a commitment letter with Wachovia Bank and LaSalle Bank for a new $30.0 million three-year revolving credit facility, which it expects to close in the current quarter. This new facility replaces the existing credit facility that is due to expire on June 30, 2006. Terms of the new credit facility are similar to the existing credit facility, but provide SRI Surgical greater availability under financial covenant provisions.

SRI Surgical CEO Christopher S. Carlton stated, “We are pleased with the progress our team is making. SRI Surgical has a clear strategy of profitable growth and we are executing against this strategy. We believe that our customers value the quality of our products and services. There remains a great deal to accomplish in this very challenging marketplace. Yet, the value in the efficiency that we deliver daily to our customers is compelling.”

SRI Surgical provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. SRI Surgical serves hospital customers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release.

FOR FURTHER INFORMATION:	Christopher S. Carlton
SRI Surgical
(813) 891-9550 Ext. 3163

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues	$23,254	$23,869
Cost of revenues	17,335	17,888

Gross profit	5,919	5,981

Distribution expenses	1,587	1,622
Selling and administrative expenses	3,935	3,917

Income from operations	397	442

Interest expense, net	285	241

Income before income taxes	112	201

Income tax expense	47	76

Net income	$65	$125

Basic earnings per common share	$0.01	$0.02

Weighted average common shares outstanding, basic	6,263	6,263

Diluted earnings per common share	$0.01	$0.02

Weighted average common shares outstanding, diluted	6,268	6,334

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of March 31, 2005	As of December 31, 2004
	(unaudited)
Cash and cash equivalents	$1,308	$413
Accounts receivable, net	10,922	11,424
Inventories, net	7,558	7,573
Prepaid expenses and other assets, net	1,663	1,617
Reusable surgical products, net	22,729	23,506
Property, plant and equipment, net	35,210	36,153

Total assets	$79,390	$80,686

Notes payable to bank	$4,900	$4,981
Accounts payable	7,879	8,479
Accrued expenses	3,472	3,410
Obligations under capital lease	4,911	4,987
Bonds payable	8,875	9,040
Deferred tax liability, net	1,974	2,475

Total Liabilities	32,011	33,372

Shareholders’ equity	47,379	47,314

Total liabilities and shareholders’ equity	$79,390	$80,686